Preliminary – Subject to Modification
For illustrative and for discussion purposes only

Special Committee Discussion Materials

KEEFE, BRUYETTE & WOODS
A Stifel Company

Special Committee Discussion Materials

Assumptions (Financial Projections)	
2020A Revenue	$229.9
2020 Adjusted Pre-Tax Margin (%)	(1.52%)
Organic Growth	1.00%
Cost per $ of Inorganic Revenue	$0.55
2021E-2024E Incremental Pre-Tax Margin Expansion (%)	0.50%
2025E Incremental Pre-Tax Margin Expansion (%)	0.75%
2026E+ Incremental Pre-Tax Margin Expansion (%)	1.00%
Annual Tax Rate (%)	28.00%

($ in 000s)		6 Mo	For the Fiscal Year Ended September 30,					
	2020A[1]	2021 [2]	2022	2023	2024	2025	2026	2027
Total Revenue	$ 229,875	$ 116,087	$ 234,495	$ 242,295	$ 250,172	$ 259,947	$ 269,819	$ 283,426
Revenue Growth (%)			*1.00%*	*3.33%*	*3.25%*	*3.91%*	*3.80%*	*5.04%*
Pre-Tax Income	$ (8,079)	$ (1,189)	$ (1,229)	$ (58)	$ 1,191	$ 3,187	$ 6,006	$ 9,143
Pre-Tax Margin (%)	*(3.51%)*	*(1.02%)*	*(0.52%)*	*(0.02%)*	*0.48%*	*1.23%*	*2.23%*	*3.23%*
Plus: Write-down[3]	3,054	-	-	-	-	-	-	-
Plus: Non-Recurring Expenses[4]	1,521	-	-	-	-	-	-	-
Adjusted Pre-Tax Income	**$ (3,503)**	**$ (1,189)**	**$ (1,229)**	**$ (58)**	**$ 1,191**	**$ 3,187**	**$ 6,006**	**$ 9,143**
Adjusted Pre-Tax Margin (%)	*(1.52%)*	*(1.02%)*	*(0.52%)*	*(0.02%)*	*0.48%*	*1.23%*	*2.23%*	*3.23%*
Less: Taxes @ 28%	(1,865)	(333)	(344)	(16)	333	892	1,682	2,560
Tax-Affected Net Income	**$ (1,638)**	**$ (856)**	**$ (885)**	**$ (42)**	**$ 857**	**$ 2,295**	**$ 4,324**	**$ 6,583**
Memo:								
Cumulative Net Income			*$ (1,741)*	*$ (1,783)*	*$ (925)*	*$ 1,369*	*$ 5,694*	*$ 12,277*

Cash Flow to Shareholders

	2021	2022	2023	2024	2025	2026
Tax-Affected Net Income	**$ (856)**	**$ (885)**	**$ (42)**	**$ 857**	**$ 2,295**	**$ 4,324**
(+) Depreciation[5]	526	1,052	1,052	1,052	1,052	1,052
(+) Amortization[5]	1,141	2,281	2,281	2,281	2,281	2,281
NOPAT	**$ 811**	**$ 2,449**	**$ 3,292**	**$ 4,191**	**$ 5,628**	**$ 7,658**
(-) Capital Expenditures[6]	-	(1,500)	(3,000)	(3,500)	(4,000)	(5,000)
(-) Change in Working Capital[7]	-	-	-	-	-	-
Cash Flow to Shareholders	**$ 811**	**$ 949**	**$ 292**	**$ 691**	**$ 1,628**	**$ 2,658**

New Inorganic Growth Spend Waterfall

	6 Mo	For the Fiscal Year Ended September 30,					Total
	2021[1]	2022	2023	2024	2025	2026	Deal
2022 Inorganic Growth Spend		$ 1,500	$ 1,500				$ 3,000
2023 Inorganic Growth Spend			$ 1,500	$ 1,500			3,000
2024 Inorganic Growth Spend				$ 2,000	$ 2,000		4,000
2025 Inorganic Growth Spend					$ 2,000	$ 2,000	4,000
2026 Inorganic Growth Spend						$ 3,000	6,000
Total Inorganic Spend	**$ -**	**$ 1,500**	**$ 3,000**	**$ 3,500**	**$ 4,000**	**$ 5,000**	**$ 20,000**

(1) Actual fiscal year 2020 results serve as reference point only; Excluded from calculation of present value of cash flows
(2) Assumes present values as of 3/31/2021; Six months ended 3/31/2021 results assume 1.0% in annual revenue growth and 0.50% in pre-tax margin expansion from 2020 adjusted pre-tax margin
(3) Represents one-time write-down, as per management
(4) Represents loss on investment in subsidiaries, fee to KBW and fees from 2020 acquisition proposal, as per management
(5) Depreciation and amortization expense projections are based on management's estimates

(6) Assumes capital expenditures is attributable to inorganic growth
(7) Assumes no impact from change in net working capital

As Presented on 6/29/2020 and For Reference Purposes

KEEFE, BRUYETTE & WOODS
A Stifel Company

Preliminary Discounted Cash Flow Analysis
Assumptions

As presented on 6/29/2020 and for references purposes

Estimated Alpha Financial Performance & Projections	**2020E Financials**	• As directed by Alpha's Special Committee, 2020E reflects Alpha Management's 2020 fiscal year budget – Assumed fiscal fourth quarter 2020 earnings based on one fourth of Alpha Management's 2020 budget
	2021E-2025E Inorganic Growth	• Projected 2021E-2025E new annual inorganic grow th using the following assumptions, as directed by Alpha's Special Committee – Assumes new inorganic growth is funded through operating cash flow, while Alpha maintains a net positive cash flow cushion – Assumes for every $0.55 in inorganic spend, Alpha w ill generate one dollar of acquired annual inorganic revenue in the follow ing year; the ratio of inorganic spend to inorganic revenue generated is based on the midpoint of Alpha Management's projected inorganic grow th range – Assumes that inorganic spend is paid out over a tw o-year time period
	2021E-2026E Income Statement	• Projected 2021E-2026E income statement using the follow ing assumptions, as directed by Alpha's Special Committee – Projected revenue is driven by (i) an annual organic grow th rate of 1.0% **plus** (ii) for every $0.55 in inorganic spend, Alpha w ill generate a dollar of acquired annual inorganic revenue in the follow ing year – 2021E-2023E assumes an incremental annual 0.5% pre-tax earnings margin expansion – 2024E assumes an incremental annual 0.75% pre-tax earnings margin expansion – 2025E+ assumes an incremental annual 1.0% pre-tax earnings margin expansion
	2021E-2025E Cash Flow	• Projected 2021E-2025E cash flow items using the follow ing assumptions, as directed by Alpha's Special Committee: – Assumes 2021E-2025E capital expenditures are equal to each year's annual inorganic spend – Assumes no impact from change in net w orking capital – As directed by Alpha's Special Committee, depreciation & amortization expenses are consistent with Alpha Management's projections
Terminal Multiple		• Calculated terminal value using the follow ing approach – Applied a terminal forward earnings multiple to projected FY 2026E Tax-Affected Earnings o 8.6x represents low of public companies Price / 2020E Earnings o Sensitivities from 5.0x to 14.0x
Discount Rate		• Calculated discount rate using the capital asset pricing model method (CAPM): – Applied the median beta of the selected peers to the CAPM formula – Sensitivities from 18.5% to 22.5%
Financing Requirement		• As directed by Alpha's Special Committee, assumes Alpha acquires businesses with cash generated from operations, w ithout the use of external financing
Assumed Marginal Tax Rate		• As directed by Alpha's Special Committee, assumed 28.0% annual tax rate, consistent with Alpha Management's projections
Assumed Present Value Date		• June 30, 2020

Preliminary Discounted Cash Flow Analysis *(Cont'd)*
Forward P/E Terminal Multiple

As presented on 6/29/2020 and for references purposes

Assumptions (Financial Projections)	
Organic Growth	1.00%
Cost per $ of Inorganic Revenue	$0.55
2021E-2023E Incremental Pre-Tax Margin Expansion (%)	0.50%
2024E Incremental Pre-Tax Margin Expansion (%)	0.75%
2025E+ Incremental Pre-Tax Margin Expansion (%)	1.00%
Annual Tax Rate (%)	28.00%

($ in 000s)	3 Mo	For the Fiscal Year Ended September 30,					
	2020 [1]	2021	2022	2023	2024	2025	2026
Total Revenue	$ 53,489	$ 216,094	$ 223,709	$ 231,401	$ 240,988	$ 250,670	$ 264,086
Revenue Growth (%)		*1.00%*	*3.52%*	*3.44%*	*4.14%*	*4.02%*	*5.35%*
Pre-Tax Income	$ (241)	$ 105	$ 1,228	$ 2,427	$ 4,335	$ 7,016	$ 10,032
Pre-Tax Margin (%)	*(0.45%)*	*0.05%*	*0.55%*	*1.05%*	*1.80%*	*2.80%*	*3.80%*
Plus: Non-Recurring Expenses [2]	107	-	-	-	-	-	-
Adjusted EBT	**$ (134)**	**$ 105**	**$ 1,228**	**$ 2,427**	**$ 4,335**	**$ 7,016**	**$ 10,032**
Less: Taxes @ 28%	(3)	(29)	(344)	(679)	(1,214)	(1,964)	(2,809)
Tax-Affected Net Income	**$ (137)**	**$ 76**	**$ 884**	**$ 1,747**	**$ 3,121**	**$ 5,051**	**$ 7,223**
Memo:							
Cumulative Net Income		*$ (61)*	*$ 823*	*$ 2,570*	*$ 5,691*	*$ 10,742*	*$ 17,965*
Cash Flow to Shareholders							
Tax-Affected Net Income	**$ (137)**	**$ 76**	**$ 884**	**$ 1,747**	**$ 3,121**	**$ 5,051**	
(+) Depreciation [3]	250	1,000	1,000	1,000	1,000	1,000	
(+) Amortization [3]	492	2,068	2,068	2,068	2,068	2,068	
NOPAT	**$ 605**	**$ 3,144**	**$ 3,952**	**$ 4,816**	**$ 6,189**	**$ 8,120**	
(-) Capital Expenditures [4]	-	(1,500)	(3,000)	(3,500)	(4,000)	(5,000)	
(-) Change in Working Capital [5]	-	-	-	-	-	-	
Cash Flow to Shareholders	**$ 605**	**$ 1,644**	**$ 952**	**$ 1,316**	**$ 2,189**	**$ 3,120**	

New Inorganic Growth Waterfall

	3 Mo	For the Fiscal Year Ended September 30,					Total
	2020 [1]	2021	2022	2023	2024	2025	Deal
2021 Inorganic Growth		$ 1,500 [6]	$ 1,500				$ 3,000
2022 Inorganic Growth			$ 1,500	$ 1,500			3,000
2023 Inorganic Growth				$ 2,000	$ 2,000		4,000
2024 Inorganic Growth					$ 2,000	$ 2,000	4,000
2025 Inorganic Growth						$ 3,000	6,000
Total Inorganic Spend	**$ -**	**$ 1,500**	**$ 3,000**	**$ 3,500**	**$ 4,000**	**$ 5,000**	**$ 20,000**

(1) Assumes present values as of 6/30/2020; Fiscal fourth quarter 2020 earnings based on one fourth of management's fiscal year budget
(2) Represents offering expenses and loss on investment in subsidiaries
(3) Depreciation and amortization expense projections are based on management's estimates
(4) Assumes capital expenditures is attributable to M&A spend
(5) Assumes no impact from change in net working capital
(6) Includes committed payment to Winslow, Evans & Crocker, which Alpha acquired in December 2019

Important Notice

These materials (the "Materials") have been prepared by Keefe, Bruyette & Woods, Inc. ("KBW") for the exclusive use of the special committee (the "Committee") of the board of directors of National Holdings Corporation (the "Company"), in connection with KBW's presentation to the Committee at a meeting to be held on January 7, 2021. This Presentation has been prepared in connection with the Committee's consideration of a potential transaction involving the Company.

The Materials contain information obtained from publicly available sources and from materials provided to KBW by the Company, and KBW expressly disclaims any responsibility for, or liability in connection with, such information. In preparing the Materials, we have, with the consent of the Company, assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed by us, and we have not assumed any responsibility or liability for independent verification of, or the accuracy or completeness of, such information. KBW did not conduct any independent verification or any appraisal or physical inspection of properties, assets or liabilities or evaluate the solvency, financial capability or fair value of the Company under any state or federal laws, including those relating to bankruptcy, insolvency or other matters, and is not expressing a view or opining as to any terms of any transaction undertaken by the Company. We express no view as to any such information or the assumptions or bases therefor.

Any implied values contained in the Materials are preliminary and solely illustrative and do not purport to be valuation advice in respect of the Company or any other entity (including any potential counterparty to any strategic alternative or transaction) and should not be relied upon as such. The Materials are based upon economic, market and other conditions as they exist and can be evaluated as of its date (or such other dates as reflected therein) It is understood that subsequent developments may affect the Materials and that KBW does not have an obligation to replicate, revise or reaffirm the Materials. The Materials do not contain advice in any respect as to the legal, regulatory, tax or accounting consequences of any potential strategic alternatives or transactions on the Company or the Company's shareholders, and it is the responsibility of such parties to obtain advice on such matters from other qualified professionals. The Materials are not intended to, and do not, constitute a fairness opinion.

The Materials and the information contained herein have been prepared for the Committee and may not be used by any other person except with the express prior written consent of KBW. Any party receiving these materials (other than the Committee), absent the express prior written consent of KBW, is not authorized to rely on these materials for any purpose. The Company acknowledges that it shall not disclose to any person the existence of the Materials, any view expressed by KBW in connection herewith (in writing or otherwise) or any portion hereof or thereof, or KBW's engagement, without KBW's express written consent. The Materials, and the materials and financial models (if any) used by KBW in preparing the Materials, have been developed by and are proprietary to KBW and are protected under applicable copyright laws. Not in limitation of any of the foregoing, any recipient thereof, or reproduce, distribute or make publicly available all or any portion of the Materials or such models (if any) or other materials contained therein without the prior written consent of KBW.